PARTNERSHIP AGREEMENT

THIS PARTNERSHIP AGREEMENT (“Agreement”) made and effective this 6/15/2004, by and between the following parties or individuals, referred to in this Agreement as the “Partners”:

1.	Shalom Attia Israeli Passport # 8804844

2.	Yossi Attia as agent for KSDR – LRS, LLC a Nevada Limited Liability Corporation

The Partners wish to set forth, in a written agreement, the terms and conditions by which they will associate themselves in the Partnership via Atia Projekt d.o.o. a Croatian company

NOW, THEREFORE, in consideration of the promises contained in this Agreement, the Partners affirm in writing their association as a partnership in accordance with the following provisions:

1.     Name and Place of Business.

The name of the partnership shall be called ATIA PROJECT d.o.o. (the “Partnership”). Its principal place of business shall be Pula, Verudela 17, Hotel Histria, until changed by agreement of the Partners, but the Partnership may own property and transact business in any and all other places as may from time to time be agreed upon by the Partners.

2.     Purpose.

The purpose of the Partnership shall be to DEVELOP REAL ESTATE PROJECT – MAINLY IN PREMANTURA, CROATIA. The Partnership may also engage in any and every other kind or type of business, whether or not pertaining to the foregoing, upon which the Partners may at any time or from time to time agree. Mr. Shalom Atia will be the sole manager of Atia Projekt d.o.o. The intention of the parties is to open an operating office in Pula (including a secretary, office equipment etc.; For now the Partnership involve or may be involve in 5 different adjacent lots in Premantura, where the “MIRO” lots was not purchase yet. It is agreed that the Company Ceja which own 2 lots will transfer the lots to Atia Project via Franko Cerin – Notary Public, and thereafter Ceja as corporation will be owned by Mr. Shalom Atia – where KSDR-LRS, LLC will own 0% (zero percents) in Ceja. To remove any doubt, Ceja will be transferred to Mr. Shalom Atia ONLY AFTER THE LOTS WERE TRANSFER TO Atia Projekt d.d.o..

3.     Term.

The Partnership shall commence as of the date of this Agreement and shall continue until terminated as provided herein.

4.     Capital Accounts.

A.     The Partners shall make an initial investment of capital, contemporaneously with the execution of this Agreement, as follows:

Partners and Capital
All necessary Capital contribution needed to the company beside the basic capital that was recorded on 4/22/2004 in Zagreb (when the corporation was incorporated), will be contributed by KSDR-LRS, LLC and will be considered as loans to Atia Projekt d.o.o. to be paid-off back to KSDR-LRS, LLC. To remove any doubt Mr. Shalom Atia will not be require contributing any funds to Atia Projekt.

Mr. Shalom Atia will prepare a spreadsheet that will give a projection of cash flow needs to the projects. This spreadsheet after agreed will be initials and then become part of this agreement.

The Partners shares in Atia Proekt d.o.o. will be allocated as follows:

Shalom Atia 33.33%
KSDR-LRS, LLC 66.67%

Shalom Atia will make all the necessary documents needed to issue or assume shares to KSDR-LRS, LLC, so KSDR-LRS, LLC will be beneficial owner of 66.67% of Atia Projekt d.o.o. During the time till issuing, Shalom Atia will serve as agent / trustee of KSDR-LRS, LLC for the shares owing by KSDR-LRS, LLC.

In addition to each Partner’s share of the profits and losses of the Partnership, as set forth in Section 5, each Partner is entitled to an interest in the assets of the Partnership.

B.     The amount credited to the capital account of the Partners at any time shall be such amount as set forth in this Section 4 above, plus the Partner’s share of the net profits of the Partnership and any additional capital contributions made by the Partner and minus the Partner’s share of the losses of the Partnership and any distributions to or withdrawals made by the Partner. For all purposes of this Agreement, the Partnership net profits and each Partner’s capital account shall be computed in accordance with generally accepted accounting principles, consistently applied, and each Partner’s capital account, as reflected on the Partnership federal income tax return as of the end of any year, shall be deemed conclusively correct for all purposes, unless an objection in writing is made by any Partner and delivered to the accountant or accounting firm preparing the income tax return within one (1) year after the same has been filed with the Internal Revenue Service. If an objection is so filed, the validity of the objection shall be conclusively determined by an independent certified public accountant or accounting firm mutually acceptable to the Partners.

5.     Profits and Losses.

Until modified by mutual consent of all the Partners, the profits and losses of the Partnership and all items of income, gain, loss, deduction, or credit shall be shared by the Partners in the following proportions:

Partners and Shares

1.	Shalom Atia 33.33%
2.	KSDR-LRS, LLC 66.67%

6.     Books and Records of Account.

The Partnership books and records shall be maintained at the principal office of the Partnership and each Partner shall have access to the books and records at all reasonable times.

7.     Future Projects.

The Partners recognize that future projects for the Partnership depend upon many factors beyond present control, but the Partners wish to set forth in writing and to mutually acknowledge their joint understanding, intentions, and expectations that the relationship among the Partners will continue to flourish in future projects on similar terms and conditions as set forth in this Agreement, but there shall be no legal obligations among the Partners to so continue such relationship in connection with future projects.

8.     Time and Salary.

Until and unless otherwise decided by unanimous agreement of the Partners, Each Partner shall nonetheless be expected to devote such time and attention to Partnership affairs as shall from time to time be determined by agreement of the Partners. No Partner shall be entitled to any salary or to any compensation for services rendered to the Partnership or to another Partner.

It is agreed, that Mr. Shalom Atia will be entitle to a monthly salary of $3,000.00 (three thousand USD) upon breaking ground of the first project. Mr. Shalom Atia will be entitle to reimburse of car and gas expenses, as well as administration expenses, to be paid by Atia Projekt d.o.o.

9.     Transfer of Partnership Interests.

A.     Restrictions on Transfer. None of the Partners shall sell, assign, transfer, mortgage, encumber, or otherwise dispose of the whole or part of that Partner’s interest in the Partnership, and no purchaser or other transferee shall have any rights in the Partnership as an assignee or otherwise with respect to all or any part of that Partnership interest attempted to be sold, assigned, transferred, mortgaged, encumbered, or otherwise disposed of, unless and to the extent that the remaining Partner(s) have given consent to such sale, assignment, transfer, mortgage, or encumbrance, but only if the transferee forthwith assumes and agrees to be bound by the provisions of this Agreement and to become a Partner for all purposes hereof, in which event, such transferee shall become a substituted partner under this Agreement.

B.     Transfer Does Not Dissolve Partnership. No transfer of any interest in the Partnership, whether or not permitted under this Agreement, shall dissolve the Partnership. No transfer, except as permitted under Subsection 9.A. above, shall entitle the transferee, during the continuance of the Partnership, to participate in the management of the business or affairs of the Partnership, to require any information or account of Partnership transactions, or to inspect the books of account of the Partnership; but it shall merely entitle the transferee to receive the profits to which the assigning Partner would otherwise be entitled and, in case of dissolution of the Partnership, to receive the interest of the assigning Partner and to require an account from the date only of the last account agreed to by the Partners.

10.     Death, Incompetency, Withdrawal, or Bankruptcy.

Neither death, incompetency, withdrawal, nor bankruptcy of any of the Partners or of any successor in interest to any Partner shall operate to dissolve this Partnership, but this Partnership shall continue as set forth in Section 3, subject, however, to the following terms and conditions:

A.     Death or Incompetency.

In the event any Partner dies or is declared incompetent by a court of competent jurisdiction, the successors in interest of that Partner shall succeed to the partnership interest of that Partner and shall have the rights, duties, privileges, disabilities, and obligations with respect to this Partnership, the same as if the successors in interest were parties to this Agreement, including, but not limited to, the right of the successors to share in the profits or the burden to share in the losses of this Partnership, in the same manner and to the same extent as the deceased or incompetent Partner; the right of the successors in interest to continue in this Partnership and all such further rights and duties as are set forth in this Agreement with respect to the Partners, the same as if the words “or his or her successors in interest” followed each reference to a Partner; provided, however, that no successor in interest shall be obligated to devote any service to this Partnership and, provided further, that such successors in interest shall be treated as holding a passive, rather than active, ownership investment.

B.     Payments Upon Retirement or Withdrawal of Partner.

(1)	Amount of Payments. Upon the retirement or withdrawal of a Partner, that Partner or, in the case of death or incompetency, that Partner’s legal representative shall be entitled to receive the amount of the Partner’s capital account (as of the end of the fiscal year of the Partnership next preceding the day on which the retirement or withdrawal occurs) adjusted for the following:

(a)	Any additional capital contributions made by the Partner and any distributions to or withdrawals made by the Partner during the period from the end of the preceding fiscal year to the day on which the retirement or withdrawal occurs;

(b)	The Partner’s share of profits and losses of the Partnership from the end of the preceding fiscal year of the Partnership to the day on which the retirement or withdrawal occurs, determined in accordance with generally accepted accounting principles, consistently applied; and

(c)	The difference between the Partner’s share of the book value of all of the Partnership assets and the fair market value of all Partnership assets, as determined by a fair market value appraisal of all assets. Unless the retiring or withdrawing Partner and the Partnership can agree on one appraiser, three (3) appraisers shall be appointed — one by the Partnership, one by the retiring or withdrawing Partner, and one by the two appraisers thus appointed. All appraisers shall be appointed within fifteen (15) days of the date of retirement or withdrawal. The average of the three appraisals shall be binding on all Partners.

(2)	Time of Payments. Subject to a different agreement among the Partners or successors thereto, the amount specified above shall be paid in cash, in full, but without interest, no later than twelve (12) months following the date of the retirement or withdrawal.

(3)	Alternate Procedure. In lieu of purchasing the interest of the retiring or withdrawing Partner as provided in subparagraph (1) and (2) above, the remaining Partners may elect to dissolve, liquidate and terminate the Partnership. Such election shall be made, if at all, within thirty (30) days following receipt of the appraisal referred to above.

11.     Procedure on Dissolution of Partnership.

Except as provided in Section 10.B.(3) above, this Partnership may be dissolved only by a unanimous agreement of the Partners. Upon dissolution, the Partners shall proceed with reasonable promptness to liquidate the Partnership business and assets and wind-up its business by selling all of the Partnership assets, paying all Partnership liabilities, and by distributing the balance, if any, to the Partners in accordance with their capital accounts, as computed after reflecting all losses or gains from such liquidation in accordance with each Partner’s share of the net profits and losses as determined under Section 5.

12.     Title to Partnership Property.

If for purposes of confidentiality, title to Partnership property is taken in the name of a nominee or of any individual Partner, the assets shall be considered to be owned by the Partnership and all beneficial interests shall accrue to the Partners in the percentages set forth in this Agreement.

13.     Leases.

All leases of Partnership assets shall be in writing and on forms approved by all the Partners.

14.     Controlling Law.

This Agreement and the rights of the Partners under this Agreement shall be governed by the laws of the State of California.

15.     Notices.

Any written notice required by this Agreement shall be sufficient if sent to the Partner or other party to be served by registered or certified mail, return receipt requested, addressed to the Partner or other party at the last known home or office address, in which event the date of the notice shall be the date of deposit in the United States mails, postage prepaid.

16.     General.

This Agreement contains the entire agreement of the Partners with respect to the Partnership and may be amended only by the written agreement executed and delivered by all of the Partners.

17.     Binding Upon Heirs.

This Agreement shall bind each of the Partners and shall inure to the benefit of (subject to the Sections 9 and 10) and be binding upon their respective heirs, executors, administrators, devisees, legatees, successors and assigns.

IN WITNESS WHEREOF, the Partners have executed this Agreement the date first above written.

Signed today: Friday, August 20, 2004 effective from 6/15/2004

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Shalom Atia

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KSDR-LRS, LLC